EXHIBIT 23.01

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 2, 2001 included in Xcel Energy Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000 and our report dated February 21, 2002 on Xcel Energy Inc.'s consolidated financial statements for the year ended December 31, 2001 included in the Company's Current Report on Form 8-K filed February 25, 2002, and to all references to our Firm included in this Registration Statement.

/s/ Arthur Andersen

Minneapolis, Minnesota
March 13, 2002